                                                        EXECUTION COPY

              THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                     c/o Prudential Capital Group
                          Four Gateway Center
                       Newark, New Jersey  07102

                            August 21, 1995


Intermet Corporation
2859 Paces Ferry Road
Suite 1600
Atlanta, Georgia  30339


Ladies and Gentlemen:

     Reference is made to the Note Agreement dated as of December 11, 1992 (as amended, the "Note Agreement") between Intermet Corporation (the "Company") and The Prudential Insurance Company of America
("Prudential"). Capitalized terms used herein without definition have the meaning ascribed to such terms in the Note Agreement.

     Pursuant to Paragraph 11C of the Note Agreement, Prudential and the Company agree as follows:

     1. Paragraph 4A of the Note Agreement is hereby amended by deleting "(i)" and deleting clause (ii) in its entirety.

     2. Paragraph 5A(vi) of the Note Agreement is hereby amended and restated in its entirety as follows:

          "(vi)   [Intentionally Omitted];"

     3. Paragraph 5A(f) of the Note Agreement is hereby amended by deleting "$250,000" and inserting in lieu thereof "$750,000."

     4. Paragraph 5A(ix) of the Note Agreement is hereby deleted in its entirety.

     5. Paragraph 5K of the Note Agreement is hereby amended and restated in its entirety as follows:

          "5K.   ADDITIONAL GUARANTORS AND COLLATERAL.
          Promptly after (i) the formation or acquisition (provided that nothing in this paragraph shall be deemed to authorize the acquisition of any entity) of any Material Subsidiary not listed on Exhibit D, (ii) the transfer of assets to any Consolidated Company if as a result thereof the recipient of such assets becomes a Material Subsidiary, (iii)
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          the domestication of any Foreign Subsidiary that
          is a Material Subsidiary, or (iv) the occurrence of any other event creating a new Material Subsidiary, the Company shall execute and deliver, and cause to be executed and delivered (x) in the case of a Foreign Subsidiary a Subsidiary Guaranty Agreement or, if , in the reasonable opinion of the Company's accountants, delivery of a guarantee would cause the Company to be subject to tax on the undistributed earnings and profits of such Subsidiary pursuant to Subpart F of Part III, Subchapter N of the Internal Revenue Code, a Pledge Agreement with respect to 66% (or such greater percentage as would not result in such adverse tax consequences to the Company as reasonably determined by the Company's accountants) of the capital stock of such Material Subsidiary if it is a Foreign Subsidiary directly owned by the Company or a Subsidiary that is not, and is not directly or indirectly controlled by, a Foreign Subsidiary, and (y) a Subsidiary Guaranty Agreement from each such Material Subsidiary that is not a Foreign Subsidiary whose stock has been pledged to the extent and in accordance with subparagraph (x) hereof, together with related documents with respect to such Material Subsidiary (or the pledgor of its stock) of the kind described in paragraphs 3A(iii), 3C, 3D, 3G and 3H, all in form and substance satisfactory to the Required Holder(s)."

     6. Paragraph 6A(i) of the Note Agreement is hereby amended and restated in its entirety as follows:

          "[Intentionally Omitted]"

     7. Paragraph 6A(ii) of the Note Agreement is hereby amended and restated in its entirety as follows:

          "the Fixed Charge Coverage Ratio, calculated for the immediately preceding four fiscal quarters to be less than 2.0: 1.0 as of the last day of each fiscal quarter."

     8. Paragraph 6A(iii) of the Note Agreement is hereby deleted in its entirety.

     9. Paragraph 6B(2) of the Note Agreement is hereby amended and restated in its entirety as follows:

          "6B(2). DEBT. Create, incur, assume or suffer to exist any Funded Debt or Current Debt, except:

               (i)  Funded Debt represented by the Notes;
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August 21, 1995
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               (ii) Debt represented by the Subsidiary
          Guaranty Agreement or any guaranty agreement issued under the Bank Agreement by a Subsidiary;

               (iii)   Debt of a Subsidiary owing to the
          Company or any other Subsidiary;

               (iv) Debt of a Subsidiary existing on the Date of Closing and specified on Exhibit F so long as such Debt is not increased, extended, renewed or refunded;

               (v)  Debt represented by endorsement of
          negotiable instruments for collection in the ordinary course of business;

               (vi) other Funded Debt of the Company
          (whether Secured or Unsecured), other than Funded
          Debt owing by the Company to any Subsidiary;
          PROVIDED, HOWEVER, that all Funded Debt which constitutes Bank Subordinated Debt shall also constitute Subordinated Debt.

               (vii)  other Current Debt of the Company
          (whether Secured or Unsecured) other than Current
          Debt owning by the Company to any Subsidiary;
          PROVIDED, HOWEVER, that all Current Debt which constitutes Bank Subordinated Debt shall also constitute Subordinated Debt.

          Notwithstanding the foregoing exceptions to the prohibition against incurring or maintaining Debt, the Company shall not permit:

               (1)  as of the last day of each fiscal
          quarter, Funded Debt to exceed 55% of Total
          Capitalization;

               (2)  as of the last day of each fiscal
          quarter, the ratio of Funded Debt to Consolidated
          EBITDA, calculated for the immediately preceding four fiscal quarters, to exceed 3.5 to 1.0;

               (3)  at any time Current Debt to exceed $20,000,000;

               (4)  at any time the aggregate outstanding
          amount of the Debt specified on Exhibit F as item 1.(b) to exceed 15,000,000 German marks;
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               (5)  at any time Secured Debt of the Company
          and its Subsidiaries to exceed an aggregate amount equal to 10% of Consolidated Net Worth."

     10. Paragraph 6B(4) of the Note Agreement is hereby amended and restated in its entirety as follows:

          "6B(4). MERGER AND SALE OF ASSETS. Merge, consolidate or exchange shares with any other corporation, or sell, lease or transfer or otherwise dispose of any assets of the Company and/or of its Subsidiaries (in the ordinary course of business or otherwise) to any Person for a consideration which is materially less than the fair value (as valued in good faith by the Company as market value) of such assets at the time of the disposition; or sell, lease or transfer or otherwise dispose of (whether for fair value or otherwise) assets of the Company and/or any of its Subsidiaries (other than equipment or other personal property being replaced by other equipment or other personal property purchased as a capital expenditure item and inventory in the ordinary course of business) except that:

               (i)  any Subsidiary may merge or consolidate
          with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more other Domestic Subsidiaries or if such Subsidiary is a Foreign Subsidiary, another Foreign Subsidiary organized under the laws of the jurisdiction of such Subsidiary's organizational jurisdiction;

               (ii) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any of its assets to the Company or another Domestic Subsidiary or if such Subsidiary is a Foreign Subsidiary, another Foreign Subsidiary organized under the laws of the jurisdiction of such Subsidiary's organizational jurisdiction;


               (iii)   the Company may merge or consolidate
          with, or sell, lease, transfer, or otherwise
          dispose of substantially all of its assets in a single transaction or series of transactions to, any other corporation organized under the laws of the United States thereof or the District of Columbia and conducting substantially all of its business and making substantially all of its sales in the United States or Canada so long as (x) the
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August 21, 1995
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          successor formed by such consolidation or the
          survivor of the merger or the Person acquiring such assets (the "Successor"), is the Company or if the Company is not the Successor such corporation shall have assumed all of the obligations under this Agreement and the Notes in a writing satisfactory to the Required Holder(s) and (y) immediately after giving effect to such transaction, no Default or Event of Default would exist; and

               (iv) the Company or any Subsidiary may sell, lease, abandon or otherwise dispose of any of its assets if immediately after giving effect to such proposed disposition, the assets so disposed of (whether or not leased back) by the Company and its Subsidiaries during the twelve months preceding the date of such disposition (x) shall not have an aggregate net book value (determined as to particular assets as of the respective dates of disposition of such assets), in excess of 10% of consolidated assets determined as of the end of the most recently completed fiscal quarter of the Company and (y) shall not have produced during the 12 months prior to such disposition in excess of 10% of Consolidated EBITDA at the end of the most recently completed 12 months and (z) no Default or Event of Default would exist;

PROVIDED, HOWEVER, that the prohibitions of this paragraph 6B(4) shall not apply to the sale or other disposition of all or substantially all the capital stock or assets of PBM Industries, Inc.

     11. Paragraph 6B(8) of the Note Agreement is hereby amended and restated in its entirety as follows:

          "6B(8). DIVIDENDS, ETC. Declare or pay any dividend on any class of its stock, or make any payment to purchase, redeem, retire or acquire any Subordinated Debt or any class of its stock, or any option, warrant or other right to acquire any class of its stock or Subordinated Debt, or make any other distribution on account of any class of its stock or Subordinated Debt (each a "Restricted Payment") unless:

                    (i)  such Restricted Payment
               consists of dividends payable solely in
               shares of its capital stock; or

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                    (ii)  (a) the aggregate amount of
               cash dividends declared and paid and all other Restricted Payments made during the period from December 31, 1994 to the date on which such Restricted Payment is made or declared (such period, the "Determination Period") does not exceed
               40% of Consolidated Net Income (or minus
               100% of Consolidated Net Income for any
               fiscal year included in the
               Determination Period if Consolidated Net
               Income for any such fiscal year is a
               loss) and (b) no Default or Event of
               Default exists at the time such
               Restricted Payment is declared or made
               or would occur as a result of the making or declaration of such Restricted
               Payment."

     12. Paragraph 6B(9) of the Note Agreement is hereby amended and restated in its entirety as follows:

          "6B(9).  PREPAYMENTS OF SUBORDINATED DEBT.
          Directly or indirectly, prepay, purchase, redeem, retire, defease or otherwise acquire, or make any optional payment on account of any principal of, interest on, or premium payable in connection with any of its Subordinated Debt, in each case, which is in violation of the subordination provisions of such Subordinated Debt."

     13. Paragraph 6B(10)of the Note Agreement is hereby amended and restated in its entirety as follows:

          "6B(10). CHANGES IN BUSINESS. Enter into any business if, as a result, the general nature of the business in which the Consolidated Companies taken as a whole would then be engaged would be substantially different from the general nature of the business in which the Consolidated Companies taken as a whole engage as of August 15, 1995 (which includes iron and aluminum foundry operations, design and machinery)."

     14. Paragraph 6G of the Note Agreement is hereby amended and restated in its entirety as follows:

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Intermet Corporation
August 21, 1995
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          "6G. NO AMENDMENT. The Company will not amend,
          modify, or supplement (i) Sections 2.04 or 3.04 or the repayment or prepayment provisions or make any more onerous any other provision of the Bank Agreement without the prior written consent of the Required Holder(s); or (ii) any agreement governing Subordinated Debt to (a) increase the principal amount thereunder, (b) increase the interest rate thereunder, (c) modify any requirement of prepayment or repayment thereunder which would shorten the final maturity or make the requirement of prepayment more onerous, (d) make any more onerous any other provision thereof, or
          (e) amend or modify the subordination provisions thereof."

     15. Paragraph 10B is hereby amended by (i) deleting the definitions of "Asset Sale," "Net Proceeds," "Consolidated EBITDAR," "Adjusted Cash Flow," "Adjusted Fixed Charge Coverage Ratio," "FAS 106" and "Senior Funded Debt," and (ii) amending and restating the following definitions:

               "BANK AGREEMENT" shall mean the Amended and Restated Credit Agreement dated as of August 21, 1995 among the Company, the financial institutions party thereto and Trust Company Bank, as agent, as amended, restated, supplemented or modified from time to time.

               "CONSOLIDATED EBIT shall mean, for any fiscal period of the Company, an amount equal to (A) the sum for such fiscal period of Consolidated Net Income (Loss) and, to the extent subtracted in determining such Consolidated Net Income (Loss), provisions for (i) taxes based on income and (ii) Consolidated Interest Expense, MINUS (B) any items of gain (or PLUS any items of loss) which were included in determining such Consolidated Net Income (Loss) and were (x) not realized in the ordinary course of business (whether or not classified as "ordinary or GAAP), (y) the result of any sale of assets, or (z) resulting from minority investments, together in the case of (x),
          (y) or (z), any related provision for taxes included in Consolidated Net Income (Loss) with respect thereto.

               "CONSOLIDATED INTEREST EXPENSE" shall mean, for any fiscal period of Company, total interest expense of the Consolidated Companies (including without limitation, interest expense attributable

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August 21, 1995
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          to capitalized leases in accordance with GAAP, all
          commissions, discounts and other fees and charges owed with respect to bankers acceptance financings, and total interest expense whether shown as interest expense or as loss and expenses on sale of receivables) under a receivables purchase facility) determined on a consolidated basis in accordance with GAAP but specifically excluding Consolidated Capitalized Interest for such period.


               "CONSOLIDATED NET INCOME (LOSS) shall mean, for any fiscal period of the Company, the net income (or loss) of the Consolidated Companies on a consolidated basis for such period (taken as a single accounting period) determined in conformity with GAAP, but excluding therefrom to the extent otherwise included therein) (i) any income or loss of any Person accrued prior to the date such person becomes a Subsidiary of the Company or is merged into or consolidated with any Consolidated Company or all or substantially all of such Person's assets are required by any Consolidated Company and (ii) the income of any Consolidated Company to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Company of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation.

               "CONSOLIDATED RENTAL EXPENSE" shall mean, for any fiscal period of Company, the operating lease expense of the Consolidated Companies determined in accordance with GAAP for leases with a term greater than one year, as disclosed in the notes to the "Company's consolidated financial statements of the Consolidated Companies, determined on a consolidated basis in accordance with GAAP.

               "CURRENT DEBT" shall mean, with respect to any Person, all Indebtedness of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or

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          indirectly renewable or extendible at the option
          of the debtor to a date more than one year from the date or calculation, other than, with respect to the Consolidated Companies, the indebtedness pursuant to German lines of credit described as item 1(b) on EXHIBIT F.

               "FIXED CHARGE COVERAGE RATIO" shall mean, as of the last day of any fiscal quarter of Intermet, the ratio of (A) the sum of Consolidated EBIT plus Consolidated Rental Expense to (B) the sum of the amounts of (i) Consolidated Interest Expense, (ii) Consolidated Rental Expense, and (iii) Consolidated Capitalized Interest .

               "FUNDED DEBT" shall mean all Indebtedness for money borrowed, Indebtedness evidenced or secured by purchase money Liens, capitalized leases, conditional sales contracts and similar title retention debt instruments, including any current maturities of such Indebtedness, which by its terms matures more than one year form the date of creation thereof or which is renewable or extendible at the option of the obligor to a date beyond one year from the date of determination. The calculation of Funded Debt shall include (i) all Funded Debt of the Consolidated Companies, PLUS (ii) all Funded Debt of other Persons to the extent guaranteed by a Consolidated Company, to the extent supported by a letter of credit issued for the account of a Consolidated Company, or as to which and to the extent which a Consolidated Company or its assets otherwise have become liable for payment thereof, PLUS (iii) the redemption amount with respect to the stock of any Consolidated Company required to be redeemed during the next succeeding twelve months, PLUS
          (iv) the lowest average amount of Current Debt outstanding for any period of sixty (60) consecutive days during the preceding twelve month period ending on any date of determination PLUS
          (v) the amount outstanding pursuant to the German lines of credit described as item 1(b) on Exhibit F on the date of determination.

               "GUARANTORS" shall mean, collectively,
          Intermet Foundries, Inc., Columbus Foundries,
          Inc., Lynchburg Foundry Company, Ironton Iron,
          Inc., Northern Castings Corporation, Intermet
          International, Inc., Intermet Machining, Inc.,
          Commercial and Precision Machining, Inc., New
          River Castings Company, PBM Industries, Inc.,
          Intermotive Technologies, Inc. and all other
          Material Subsidiaries that are not Foreign
          Subsidiaries, and their respective successors and permitted assigns.

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               "MATERIAL SUBSIDIARY" shall mean (i) each
          Guarantor under the Subsidiary Guaranty Agreement
          (ii) Columbus Neunkirchen, and (iii) each other Subsidiary of the Company, now existing or hereinafter established or acquired, that at any time prior to the maturity of the Notes has or acquires gross assets equal to or in excess of 5% of total assets of the Consolidated Companies, or that accounted for or produced more than 5% of the Consolidated EBIT of the Company on a consolidated basis during any of the three most recently competed fiscal years of the Company, or that (x) holds any fixed assets material to the operations or business of the Company or another Material Subsidiary, or (y) is otherwise material to the operations or business of Company or another Material Subsidiary.

     16. Paragraph 10B of the Note Agreement is hereby amended by inserting the following definitions in alphabetical order:

               "BANK SUBORDINATED DEBT" shall mean
          "Subordinated Debt" as defined in the Bank
          Agreement.

               "CONSOLIDATED CAPITALIZED INTEREST" shall mean, for any period of the Company, the capitalized interest of the Consolidated
          Companies, determined on a consolidated basis in accordance with GAAP.

     17. Exhibit D and F to the Note Agreement are hereby replaced by Exhibits D and F attached hereto.

     18. CONDITIONS TO EFFECTIVENESS. This letter agreement shall be effective upon (a) execution and delivery of this letter agreement by Prudential and the Company; (b) receipt by Prudential of all fees and expenses payable in connection herewith; and (c) receipt by the Prudential of the following:

     (i) a duly executed consent by the parties to the Bank Agreement to the execution and delivery of this letter agreement; and

     (ii) the Bank Agreement amended and restated in form and substance satisfactory to Prudential.

     19. OTHER AGREEMENTS. Prudential hereby: (i) consents and agrees pursuant to Section 6 of the Subsidiary Guaranty Agreement, that Intermet Aluminum, Inc., I.C. Venture, Inc. and Pennsylvania

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August 21, 1995
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Casting Corporation are hereby released and discharged from their respective obligations under the Subsidiary Guaranty Agreement; and
(ii) consents to the execution and delivery by the Company of the Bank Agreement in the form attached as Exhibit A to the First Amendment to the Intercreditor Agreement; and (iii) agrees that upon delivery to the undersigned of a written notice from the Company that a definitive agreement for the sale of all or substantially all of the assets or stock of PBM Industries, Inc. ("PBM") has been executed by the Company, will execute and deliver a release of PBM from its obligations under the Subsidiary Guaranty Agreement.

     20. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     21. This letter agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     22. Except as modified hereby, all terms and conditions of the Note Agreement and the Subsidiary Guaranty Agreement remain in full force and effect.

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August 21, 1995
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     If you agree to the foregoing, please sign each enclosed copy of this letter and return two to Prudential and upon satisfaction of the conditions set forth in paragraph 18 above, this letter will become a binding agreement between the Company and Prudential.


                         Very truly yours,

                         THE PRUDENTIAL INSURANCE
                           COMPANY OF AMERICA


                         By: ___________________________________
                             Vice President

Agreed to and Accepted
this ___ day of August  1995

INTERMET CORPORATION


By: __________________________
    Title: